Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

For the five years ended December 31, 2004 and the three months ended March 31, 2005 (in thousands)

	Year Ended December 31,									Three Months Ended March 31, 2005
	2000		2001	2002		2003		2004
	(As restated)		(As restated)	(As restated)		(As restated)		(As restated)		(As restated)
EARNINGS, AS DEFINED

Net Income (Loss) (1)	$35,959		$43,343	$21,274		$31,069		$28,222		$(36,823)
Gain on Sales of Real Estate Assets	(20,482)		(723)	(6,865)		(14,204)		(14,427)		(17,320)
Minority Interest	3,345		2,684	155		1,262		672		(3,710)
Interest Expense (2)	63,519		38,116	39,311		37,991		36,601		9,318

	$82,341		$83,420	$53,875		$56,118		$51,068		$(48,535)

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense (2)	$63,519		$38,116	$39,311		$37,991		$36,601		$9,318
Capitalized Interest	3,777		4,573	3,939		3,119		3,572		1,086

Fixed Charges	67,296		42,689	43,250		41,110		40,173		10,404
Preferred Dividends	20,116		19,564	19,564		19,423		15,345		2,408

Fixed Charges and Preferred Dividends	$87,412		$62,253	$62,814		$60,533		$55,518		$12,812

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.22		1.95	1.25		1.37		1.27		— (7)

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (1)	—	(3)	1.34	—	(4)	—	(5)	—	(6)	— (7)

(1)	Includes depreciation and amortization expense as a deduction.
(2)	Includes interest expense from discontinued operations.
(3)	For the year ended December 31, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $5,071.
(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $8,939.
(5)	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $4,415.
(6)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred dividends by $4,450.
(7)	For the three months ended March 31, 2005, earnings were insufficient to cover fixed charges by $58,939 and fixed charges and preferred dividends by $61,347.